Exhibit 10.62
December 31, 2007
PRIVATE & CONFIDENTIAL
Mr. F. Edwin Harbach
[                              ]
[                              ]
Employment Letter and Terms and Conditions of Employment Full-Time,
Salaried Chief Executive Officer, President and Managing Director
Dear Ed:
This letter (this “Employment Letter”) will evidence the terms and conditions relating to your promotion to the position of Chief Executive Officer, President and Managing Director of BearingPoint, Inc. (the “Company”). Effective as of December 31, 2007 (the “Effective Date”), this Employment Letter, together with the Managing Director Agreement, the Restricted Stock Unit Agreement, the Stock Option Agreement, and the Special Termination Agreement attached hereto and to be executed contemporaneously herewith, shall replace and supersede, and serve as a termination of, the following agreements previously executed by you and the Company: (1) the Employment Letter, dated January 8, 2007, (2) the Managing Director Agreement, dated January 8, 2007, and (3) the Special Termination Agreement, dated January 8, 2007.
Compensation. Commencing on January 1, 2008, your annual base salary will be $900,213.60, subject to standard withholdings and deductions.
Duties; Reporting; Termination. You will have such duties and responsibilities as are commensurate with your position as Chief Executive Officer, and you also will serve as a member of the Board of Directors. As Chief Executive Officer, you will report directly to the Board of Directors of the Company and, at least annually, your performance will be reviewed by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). Your employment shall be “at-will.” Your employment may be terminated by the Company at any time and for any or no reason. Your employment may be terminated by you with three months’ prior notice, as provided in your Managing Director Agreement.
Amendment of Existing Restricted Stock Unit Agreement. You and the Company have agreed as of the Effective Date to amend in certain respects the Restricted Stock Unit Agreement, dated January 8, 2007, between you and the Company. In connection therewith, contemporaneously with the execution and delivery of this Employment Letter, and effective as

Mr. F. Edwin Harbach
December 31, 2007

of the Effective Date, you and the Company shall execute and deliver the attached Amendment No. 1 to Restricted Stock Unit Agreement (“Amendment No. 1”).
New Restricted Stock Units. On December 31, 2007, the Compensation Committee awarded you, effective as of January 2, 2008 (the “RSU Grant Date”), a number of restricted stock units (the “Restricted Stock Units”) to be set forth in the Award Notice of Restricted Stock Unit Grant to be executed and delivered pursuant to the attached Restricted Stock Unit Agreement. The Restricted Stock Units will be issued under the Company’s 2000 Long-Term Incentive Plan (as amended, the “LTIP”), a copy of which has been provided to you. Subject to accelerated vesting as provided herein, the Restricted Stock Units will vest ratably (in 25% installments) beginning on the first anniversary of the RSU Grant Date and each one-year anniversary thereafter, so that 100% of the Restricted Stock Units shall have vested as of the fourth anniversary of the RSU Grant Date, provided that your employment has not terminated prior to such date.
The attached Restricted Stock Unit Agreement, together with the related Award Notice of Restricted Stock Unit Grant, detail the various terms of the grant of the Restricted Stock Units, including terms and conditions related to the settlement of the Restricted Stock Units.
All of the Restricted Stock Units will vest upon the termination of your employment due to your death, Disability or Retirement (as defined in the Restricted Stock Unit Agreement).
Notwithstanding the foregoing, all unvested Restricted Stock Units will vest as of the date of any Change in Control (as defined in the LTIP), provided that your employment has not terminated prior to such date.
In addition to any transfer restrictions set forth in the Restricted Stock Unit Agreement or in any other applicable agreement, you will not be permitted to sell any shares of the Company’s Common Stock you receive upon the settlement of any of the Restricted Stock Units, except (i) in compliance with Company policies applicable to the Company’s executive officers and (ii) in compliance with applicable securities laws.
Stock Options. On December 31, 2007, the Compensation Committee awarded you, effective as of January 2, 2008 (the “Stock Option Grant Date”), a grant of stock options (the “Stock Options”) to purchase a number of shares of the Company’s common stock at an exercise price per share to be set forth in the Award Notice of Stock Option Grant to be executed and delivered pursuant to the attached Stock Option Agreement. The Stock Options will be issued under the LTIP. Subject to accelerated vesting as provided herein, the Stock Options will vest ratably (in 25% installments) beginning on the first anniversary of the Stock Option Grant Date and each one-year anniversary thereafter, so that 100% of the Stock Options shall have vested as of the fourth anniversary of the Stock Option Grant Date, provided that your employment has not terminated prior to such date.
The attached Stock Option Agreement, together with the related Award Notice of Stock Option Grant, detail the various terms of the grant of the Stock Options.

Mr. F. Edwin Harbach
December 31, 2007

Notwithstanding the foregoing, all unvested Stock Options will vest as of the date of any Change in Control (as defined in the LTIP), provided that your employment has not terminated prior to such date.
In addition to any transfer restrictions set forth in the Stock Option Agreement or in any other applicable agreement, you will not be permitted to sell any shares of the Company’s Common Stock you receive upon exercise of any of Stock Options, except (i) in compliance with Company policies applicable to the Company’s executive officers and (ii) in compliance with applicable securities laws.
Annual Bonus. If you are eligible to receive a bonus for fiscal 2007 based upon achievement of the performance objectives previously communicated to you by the Compensation Committee, such bonus shall be in such amount as the Compensation Committee shall determine, provided that your target bonus for fiscal 2007 shall be no less than 40% of $700,000 (i.e., your annual base salary for fiscal 2007), prorated for the period during 2007 you actually worked. For fiscal 2008 and thereafter, you will be eligible to receive an annual performance bonus upon achievement of all performance objectives as established each year by the Compensation Committee and communicated to you. The target amount for your annual performance bonus for fiscal 2008 and thereafter shall be an amount equal to 100% of your annual base salary for the year for which the performance bonus is being awarded. Subject to the “Severance” section and “Termination by the Company without Cause” section below, your annual performance bonus (including any performance bonus for fiscal 2007) may be paid in cash or any other form in which (and at such time as) annual bonuses are paid to the Company’s other executive officers, which shall be no later than the end of the calendar year following the year in respect of which such bonus is payable. Any bonus payment shall be subject to standard withholdings and deductions.
Benefits/Long- Term Incentives. You will be entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs policies and arrangements generally provided to executives of the Company at a level commensurate with your position.
Personal Days/Holidays. You will be entitled to 25 annual personal days, accrued monthly, to use for vacation, illness or other personal absences. These personal days are in addition to eight Company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program, as amended from time to time.
Business Expenses. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.
Living Expenses. The Company will continue to reimburse you for the monthly rental payments under the lease for your apartment located at [          ], New York, New York until the scheduled expiration of such lease on September 30, 2008. The Company shall bear no responsibility or obligation for any other expenses related to your retention of a

Mr. F. Edwin Harbach
December 31, 2007

residence in New York (including any monthly rental payments relating to the period after such scheduled expiration of the lease), any other living expenses, or any other family expenses associated with travel to and from such residence.
Severance. Upon termination of your employment, the Company will pay you: (i) any earned but unpaid annual base salary through the date of termination, (ii) any earned but unpaid annual bonus for any preceding year, provided that your employment terminates after the date your annual bonus has been determined by the Compensation Committee (except in the event of your death or Disability, in which case the annual bonus will be your actual annual bonus for the prior year prorated for the period worked), (iii) any unpaid accrued personal days and unreimbursed business expenses, (iv) in the circumstances specified in the “Termination by the Company without Cause” section below or the “Special Termination Agreement” section below, the payments specified in the applicable section, and (v) any other amounts due under any of the Company’s benefit plans. Payment of the amounts specified in the “Termination by the Company without Cause” section below shall be conditioned upon your execution of a full and binding unilateral release of all claims arising from or associated with your employment with the Company, which shall be prepared by, and in form and substance reasonably satisfactory to, the Company (the “Release Agreement”). Any severance and other payments shall be subject to standard withholdings and deductions.
Termination by the Company without Cause. Upon your termination of employment by the Company without Cause before the occurrence of a Change in Control (as defined in the Special Termination Agreement) and in lieu of any obligation to pay any amounts in such event pursuant to your Managing Director Agreement, the Company will pay you a lump sum cash amount equal to two (2) times the sum of (i) your then current annual base salary and (ii) your then current annual performance bonus (if no annual performance bonus has been established for such fiscal year, then the prior year’s actual bonus, provided that if such termination occurs in fiscal 2008, then the annual performance bonus will be 100% of annual base salary in such year). The lump sum cash payment shall be made within 30 days of the date of receipt by the Company of your fully executed Release Agreement as specified in the “Severance” section above assuming that you have not revoked the Release Agreement. Unless you are terminated with Cause, the Company will also pay your premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, on your behalf until the earlier of (i) the 18-month anniversary of the date of termination of your employment, or (ii) the date you become covered under a medical plan of another employer.
Special Termination Agreement. You shall be entitled to receive the payments and other benefits specified in your Special Termination Agreement, a copy of which is attached. During any period that you are eligible to receive payments and other benefits under the Special Termination Agreement, you shall not be eligible to receive any payment or other benefits under (1) clause (ii) or (iv) of the “Severance” section above or (2) the “Termination by the Company without Cause” section above.

Mr. F. Edwin Harbach
December 31, 2007

Indemnification and Employee Representations. The Company will indemnify you to the fullest extent permitted by law and the Company’s Certificate of Incorporation as in effect as of the Effective Date (regardless of any subsequent changes to such Certificate) with respect to your activities on behalf of the Company.
It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees. Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company. You agree to promptly notify the Company’s General Counsel if you find yourself in a position of possibly violating your contractual agreement(s) with prior employers.
You will be covered under the Company’s D&O liability insurance on the same basis as other senior level executives of the Company.
The Company’s obligation to indemnify you under this heading “Indemnification and Employee Representations” shall survive any termination of this Employment Letter.
Definitions. For purposes of this Employment Letter, the following terms have the meanings ascribed below:
     (a) “Cause” shall have the meaning specified in the Managing Director Agreement.
     (b) “Disability” shall have the meaning specified in the Restricted Stock Unit Agreement.
     (c) “Restricted Stock Unit Agreement” shall mean, except as otherwise provided in the “Amendment of Existing Restricted Stock Unit Agreement” section above, the Restricted Stock Unit Agreement, dated as of December 31, 2007, between the Company and you, a form of which is attached hereto.
Other Considerations.
There are a number of other important items we wish to cover in this Employment Letter. They are:
•	The Company’s customary contributory benefits (such as medical, dental, supplemental life insurance, long-term disability and optional accidental death and dismemberment insurance) and non-contributory benefits (such as business travel accident insurance, short-term disability and personal days) will continue to be available to you following the Effective Date.

•	Please carefully read this Employment Letter and the accompanying Managing Director Agreement, Amendment No. 1, Restricted Stock Unit Agreement, Stock Option

Mr. F. Edwin Harbach
December 31, 2007

Agreement and Special Termination Agreement (together with any exhibits or award notices applicable thereto). Signing these documents is a condition of the effectiveness of this Employment Letter. As noted above and therein, employment with the Company is not for a specific term and may be terminated (i) by you, upon three months’ notice as specified in your Managing Director Agreement or (ii) by the Company at any time, for any or no reason, with or without Cause.

•	In connection with your original employment with the Company, you provided the Company with a completed Disclosure and Authorization for Release of Information form authorizing the Company to make an inquiry and compile a background report. If the Company finds that you have made any misrepresentation in connection therewith, the Company may terminate your employment without obligation whatsoever on the part of the Company except payment to you for any services rendered.
Miscellaneous.
1.	Notwithstanding any provisions of the Managing Director Agreement, the Company and you hereby agree as follows:
•	Notwithstanding Section 9 of the Managing Director Agreement, except as otherwise determined by a court or arbitrator, as applicable, each party shall be responsible for all of its own costs (including, without limitation, attorneys’ fees and court costs) incurred in enforcing any agreement against the other party.
2.	This Employment Letter can be amended only in writing signed by both you and the Company. To the extent this Employment Letter makes reference to or modifies the terms of any other agreements, the choice of law provision set forth in each of such other agreements shall continue to govern the terms and conditions of such agreements as well as the interpretation and construction thereof and any references thereto that are set forth herein. All other terms and conditions of this Employment Letter shall be governed by and construed in accordance with the internal, domestic laws of the Commonwealth of Virginia.

3.	In the event of any conflict between the provisions of this Employment Letter and the provisions of any of the Managing Director Agreement, Amendment No. 1, the Restricted Stock Unit Agreement, the Stock Option Agreement or the Special Termination Agreement, the terms and provisions in this Employment Letter shall control.

4.	This Letter Agreement is assignable by the Company only to a successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company will require any such successor, by written agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such assumption had taken

Mr. F. Edwin Harbach
December 31, 2007

place; provided, however, that no such written agreement shall be required if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise. Except as expressly provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests under this Employment Letter, provided that any amounts due hereunder shall, upon your death, be paid to your estate unless you have designated a beneficiary therefore in accordance with any applicable plan.

5.	For the purpose of this Employment Letter, notices and all other communications provided for in this Employment Letter shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the Chairman of the Compensation Committee and the Company’s General Counsel) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.	If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Employment Letter shall continue in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at anyone or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.	It is intended that this Employment Letter will comply with Section 409A and this Employment Letter shall be interpreted in a manner consistent with such intent. If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable and without additional cost to the Company, the original intent and economic benefit you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.

Mr. F. Edwin Harbach
December 31, 2007

The items in this Employment Letter, the Managing Director Agreement, Amendment No. 1, the Restricted Stock Unit Agreement, the Stock Option Agreement, and the Special Termination Agreement (together with any exhibits or award notices applicable thereto) and the other items referred to above represent the Company’s and your entire agreement with respect to the terms and conditions of your employment following the Effective Date. Any contrary representations that may have been made to you at any time are superseded by this Employment Letter. By signing below, you agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.
If you agree that the foregoing terms and conditions accurately evidence our agreement concerning your continued employment after the Effective Date, please sign and return this Employment Letter, the Managing Director Agreement, Amendment No. 1, the Restricted Stock Unit Agreement, the Stock Option Agreement, the Special Termination Agreement and the applicable award notices.
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[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Mr. F. Edwin Harbach
December 31, 2007

Should you have any questions, please contact me or contact Laurent Lutz, our General Counsel, at [          ].
Very truly yours,
/s/ Roderick McGeary
Roderick McGeary, Chairman
BearingPoint, Inc.

ACCEPTED:

/s/ F. Edwin Harbach
F. Edwin Harbach
Exhibits:
Managing Director Agreement
Amendment No. 1 to Restricted Stock Unit Agreement
Restricted Stock Unit Agreement
Award Notice of Restricted Stock Unit Grant
Stock Option Agreement
Award Notice of Stock Option Grant
Special Termination Agreement